EXHIBIT 10.1
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                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    -----------------------------------------

        EMPLOYMENT AGREEMENT (this "Agreement") dated as of May 17, 2005, between Marvel Enterprises, Inc., a Delaware corporation (the "Company") and Avi Arad (the "Executive").

        WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of September 30, 1998 (as amended on January 3, 2000, December 9, 2002 and May 1, 2004, the "Original Employment Agreement"); and

        WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.      Employment, Duties and Acceptance.

1.1 Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render his exclusive and full-time services to the Company, subject to the permitted activities set forth at the end of this
Section 1.1 as (i) the Chief Creative Officer of the Company, which is the most senior creative office within the Company with respect to all of the Company's Media Activities, and to whom the entire creative operations of the Company will report, either directly or indirectly, as to Media Activities (as defined below), and (ii) the Chairman and Chief Executive Officer of Marvel Studios, Inc., a wholly owned subsidiary of the Company and the entity through which the Company will, directly or indirectly through subsidiaries of Marvel Studios, Inc., conduct all of its filmed entertainment, including without limitation its motion picture and television production activities, or in such other executive position as may be mutually agreed upon by the Company and the Executive. As used in the preceding sentence, the term "Media Activities" means all filmed entertainment activities and any and all agreements or operations pertaining thereto including without limitation all production, distribution and marketing matters pertaining to any film, direct to video, television or other entertainment project. Media Activities shall not be construed to include print publishing, Internet (other than comic book TV or the distribution or production of a filmed entertainment property over the Internet) or video game activities. The Executive shall report solely to the Company's Chief Executive Officer and Board of Directors and shall perform such other duties consistent with such positions as may be assigned to the Executive by the Company's Chief Executive Officer or Board of Directors. The Executive may also devote time in connection with the activities of Arad Productions, Inc., a Delaware corporation ("Productions"), and up to 120 hours in any twelve-month period to business activities, other than those of the Company, in connection with any activity of Avi Arad & Associates ("Associates"), subject to the restrictions of Section 5.2.

1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy



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and skill to such employment (subject to the final sentence of Section 1.1), and to use the Executive's best efforts, skill and ability to promote the Company's interests; provided however, the foregoing shall not constitute a representation or warranty as to the outcome of any such efforts. The Executive further agrees to accept election as a director of the Company and of any subsidiary or affiliate of the Company and to serve as a director of such entities or as an officer of any subsidiary of the Company engaged in media activities without any compensation therefor other than that specified in this Agreement if elected to any such position by the shareholders or by the Board of Directors of the Company or of any subsidiary or affiliate, as the case may be; provided, however, that any such position shall not diminish the scope of duties required to be performed by Executive, or Executive's position or authority, pursuant to
Section 1.1 hereof. Unless otherwise agreed to in writing by the Company and the Executive, the Executive shall upon the expiration of the Term immediately resign any such officer or director position.

1.3 Location. The duties to be performed by the Executive hereunder shall be performed at the office of the Company in the Los Angeles metropolitan area, subject to reasonable and customary travel requirements on behalf of the Company.

2.      Term of Employment

2.1 The Term. The term of the Executive's employment under this Agreement (the "Term") shall commence as of January 1, 2005 (the "Effective Date") and shall end on the date that is two years after the Effective Date or such date to which the Term is extended or reduced pursuant to Section 2.2 hereof (the "Expiration Date").

2.2 Special Curtailment or Extension of the Term. The Term shall end earlier than the original two-year expiration date provided in Section 2.1 hereof, if sooner terminated pursuant to Section 4 hereof. The Term may also be extended by the written mutual consent of the parties. Non-extension of the Term shall not be deemed to be a wrongful termination of the Term or this Agreement by the Company pursuant to Section 4 hereof.

3.      Compensation; Benefits.

3.1 Base Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable bi-weekly in arrears, at the annual rate of not less than $1,000,000.00, less such deductions or amounts to be withheld as required by applicable law and regulations and deductions authorized by the Executive in writing (the "Base Salary"). The Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") shall, on an annual basis no later than sixty (60) days following the end of each calendar year, review the Executive's Base Salary and determine, in its discretion, whether to increase the Base Salary, and if so determined, such increased amount shall, from and after the effective date of the increase retroactive to the first day of such calendar year, constitute "Base Salary" for purposes of this Agreement.

3.2 Company Performance Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, 3.3 and 3.4 hereof, the Compensation Committee has determined both the amount and the criteria for an annual performance-based bonus for Executive (the "Company Performance Bonus"). The target levels with respect to the specific quantitative and qualitative performance factors involved in the Company Performance Bonus calculation shall be provided to Executive in an award letter ( the "Award Letter"). The Company acknowledges that



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Executive shall be eligible to receive a Company Performance Bonus during each year of the Term. If the performance-based criteria are achieved during the Company's fiscal year, the Executive shall receive the Company Performance Bonus when annual bonuses are paid generally to the Company's other senior executive officers but in no event later than the ninetieth day of the next calendar year. Executive's target amount for the Company Performance Bonus for each year during the Term shall be no less than $1,000,000.

3.3 Annual Producer Fee Bonus. In addition to the amounts to be paid to the Executive pursuant to Sections 3.1, 3.2 and 3.4 hereof, the Compensation Committee has determined both the amount and the criteria for an additional annual performance-based bonus for Executive (the "Annual Producer Fee Bonus"). The Annual Producer Fee Bonus provides no compensation in a given year unless one movie in which Executive serves as producer or executive producer opens in that year and goes on to achieve a specified amount in worldwide box office receipts. The target levels with respect to the specific quantitative and qualitative performance factors involved in the Annual Producer Fee Bonus calculation shall be provided to Executive in an Award Letter. If a movie reaches this threshold based on the calculation set forth in the Award Letter, then the Company shall pay Executive a bonus of $1,250,000 within ten business days thereof. If multiple movies are released in a single year which go on to reach this threshold, only one bonus shall be paid to Executive with respect to such year. The Company acknowledges that Executive shall be eligible to receive an Annual Producer Fee Bonus for each year during the Term.

3.4 Net Sales Bonus. In addition to the amounts to be paid to the Executive pursuant to Sections 3.1, 3.2, and 3.3, hereof, the Compensation Committee has determined both the amount and the criteria for an annual additional performance-based bonus for Executive (the "Net Sales Bonus"). The "Net Sales Bonus" provides no compensation unless "Net Sales" in a year equal or exceed a threshold percentage of the Net Sales Budget. In a given year, the "Net Sales Budget" for that year is adopted at or before the beginning of that year by the Board of Directors of the Company. If Net Sales in a year reaches the threshold percentage but is not above the Net Sales Budget for that year, then Executive shall be entitled to a fraction of a percentage of Net Sales that increases on a straight-line basis (back to the first dollar of Net Sales) up to a target fraction of a percentage. If Net Sales are above the Net Sales Budget for that year, Executive shall be entitled to the target fraction of a percentage up to Net Sales Budget and an incrementally increased percentage as to any excess over the budgeted amount. The target levels with respect to the specific quantitative and qualitative performance factors involved in the Net Sales Bonus calculation shall be provided to Executive in an Award Letter. Executive's target amount for the Net Sales Bonus for each year during the Term shall be no less than $2,016,800.

3.5 Business Expenses. The Company shall pay for or reimburse the Executive for all reasonable first-class travel and other expenses actually incurred by or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as the Company customarily and reasonably may require of its executive officers.

3.6 Vacation. During the Term, the Executive shall be entitled to a vacation period or periods customarily accorded executive officers of the Company during each year of the Term, which in



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any event shall not be less than four (4) weeks per calendar year. Vacation time not used by the end of a calendar year shall be forfeited.

3.7 Fringe Benefits. During the Term, the Executive will participate in all plans now existing or hereafter adopted by the Company generally for its executive officers or for the general benefit of its employees, such as any pension, profit-sharing, bonus, stock option or other incentive compensation plans, life and health insurance or other insurance plans and benefits on the same basis and subject to the same qualifications as the other senior most executive officers.

3.8 Additional Benefits. During the Term, the Executive shall be entitled to such other benefits as are specified in Schedule I to this Agreement.

4.      Termination.

4.1 Death; Disability. If the Executive shall die during the Term, the Term shall terminate immediately and no further amounts or benefits shall be payable to Executive hereunder other than (i) any Pro-Rata Bonus as defined in and as set forth in Section 4.5 below, and (ii) healthcare coverage for Executive's immediate family, if covered immediately prior to the termination date, for a period of six (6) months following the termination date. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's principal services hereunder for (i) a period of six (6) consecutive months or
(ii) for shorter periods aggregating six (6) months during any twelve month period, the Company may at any time after the last day of the six (6) consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six (6) months, by written notice to the Executive (but before the Executive has recovered from such disability), terminate the Term and no further amounts or benefits shall be payable hereunder other than such amount referenced in (i)-(ii) above.

4.2 Cause. The Term may be terminated by the Company upon written notice to the Executive upon the occurrence of any event constituting "Cause" as defined herein. As used herein, the term "Cause" shall include: (i) the Executive's willful and intentional failure or refusal to perform any of his material duties, responsibilities or obligations set forth in this Agreement, provided, however, that the Company shall not be deemed to have Cause pursuant to this clause (i) unless the Company gives the Executive written notice that the specified conduct has occurred and making specific reference to this Section 4.2(i) and the Executive fails to cure the conduct within thirty (30) days after receipt of such notice; or (ii) to comply with the Company's written policies which have been presented to the Executive either in writing (including via e-mail) or by directing Executive in writing to a URL containing such policies in each instance as and when such policies are updated; or (iii) any willful and intentional acts of the Executive involving fraud, theft, misappropriation of funds, embezzlement or material dishonesty materially affecting or against the Company or its subsidiaries; or (iv) the Executive's conviction for an offense which is a felony or crime of moral turpitude in the jurisdiction involved.

4.3 Good Reason. The Term may be terminated by the Executive upon written notice to the Company of any event constituting "Good Reason" as defined herein. As used herein, the term "Good Reason" means the occurrence of any of the following, without the prior written consent of the Executive: (i) assignment of the Executive to duties materially inconsistent with the



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Executive's positions as described in Section 1.1 hereof, or any significant diminution of or substantial increase in the Executive's duties or responsibilities existing as of the date of execution of this Agreement, other than in connection with the termination of the Executive's employment for Cause, disability or as a result of the Executive's death, or by the Executive other than for Good Reason; (ii) a change in the location of the Executive's principal place of employment to a location outside of the West Los Angeles area; (iii) any material breach of this Agreement by the Company which is continuing; provided, however, that the Executive shall not be deemed to have Good Reason pursuant to clauses (i) and (iii) above unless the Executive gives the Company written notice that the specified conduct or event has occurred and the Company fails to cure such conduct or event within thirty (30) days of receipt of such notice.

4.4     Change in Control.

(a) If on or after the date hereof, and prior to the Expiration Date, there occurs a "Change in Control" then (i) any unvested securities, including without limitation any options, warrants, restricted stock, or SARs granted to Executive shall immediately vest, (ii) any restrictions imposed on any such securities exercisable or held by Executive shall immediately lapse other than the portion of any restriction designed to assure compliance with applicable securities laws and the Company's insider trading policy then in effect, and no exemption is then available, and (iii) the Executive shall have the right, at any time within thirty (30) days of obtaining knowledge of such Change in Control, to give notice to the Company of termination of the Term as of a date (which shall not be earlier than ten (10) days from such notice) to be specified in such notice, and the Term shall terminate on the date so specified.

(b) For purposes of this Agreement, a Change in Control shall be deemed to have occurred if:(i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), other than Excluded Persons or Excluded Group (as defined below) (hereinafter, a "Third -Party"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities entitled to vote in the election of directors of the Company, (ii) the Company is a party to any merger, consolidation or similar transaction as a result of which the shareholders of the Company immediately prior to such transaction beneficially own securities of the surviving entity representing less than fifty percent (50%) of the combined voting power of the surviving entity's outstanding securities entitled to vote in the election of directors of the surviving entity or (iii) all or substantially all of the assets of the Company are acquired by a Third-Party. "Excluded Group" means a "group" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that (i) includes one or more Excluded
Persons: provided that the voting power of the voting stock of the Company "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such Excluded Persons (without attribution to such Excluded Persons of the ownership by other members of the "group") represents a majority of the voting power of the voting stock "beneficially owned" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) by such group. "Excluded Persons" means Isaac Perlmutter, Executive and any trust established solely for the benefit of, and any charitable trust or foundation established by, Messrs. Perlmutter or Executive or their spouses or lineal descendants and each of their respective affiliates.



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4.5     Severance. (a) If the Term is terminated upon the Executive's death or disability, or by the Company for Cause, the Executive shall be entitled to receive his Base Salary and any additional benefits provided hereunder at the rates provided in Sections 3.1 and 3.8 hereof to the date on which such termination shall take effect. In addition, if the Term is terminated pursuant to Sections 4.1 or 4.3 the Executive shall also be entitled to receive any bonus which has been awarded under Sections 3.2, 3.3 and 3.4 in respect of a previously completed fiscal year but which has not yet been paid, a pro rata portion (based on time) of the bonus amounts set-forth in Sections 3.2 and 3.4 and the entire bonus, if vested, set forth in Section 3.3 for the year in which the termination date occurs (collectively, a "Pro Rata Bonus") and all equity arrangements provided to the Executive hereunder or under any employee benefit plan of the Company shall accelerate immediately and vest. The Pro Rata Bonus to which the Executive is entitled, if any, shall be determined by reference to the attainment of the performance goals referred to in Sections 3.2, 3.3 and 3.4 respectively as of the end of the fiscal year in which termination of employment occurs and shall be paid when bonuses in respect of that year are generally paid to the Company's other executives unless otherwise specified in the Award Letter but in no event later than the ninetieth (90) day of the next fiscal year.

(b) If the Term is terminated by the Executive for Good Reason, by the Company other than for Cause, or pursuant to a Change in Control, the Executive shall be entitled to: (i) a lump sum payment equal to a sum which is the greater of the compensation due to the Executive under Sections 3.1, 3.2 and 3.3 (without the requirement of Executive receiving a credit of producer or executive producer),
3.4 and 3.8 of this Agreement as if Executive were still rendering services to the Company until (aa) the scheduled expiration date of the Term, as noted in
Section 2.1 hereof, or (bb) one (1) year after the date of such termination; and
(ii) continuation of all other benefits provided by the Company to the Executive hereunder for the greater of (aa) the period until the scheduled termination of the Term or (bb) one (1) year after the date of such termination. In addition, all equity arrangements provided to the Executive hereunder or under any employee benefit plan of the Company shall continue to vest for the greater of the period until the scheduled termination of the Term or one (1) year after the date of such termination it being understood that any Company performance vesting criterion (e.g., achievement of certain Net Income) placed on any equity arrangement shall continue to apply during such continued vesting period.

(c) The amounts required to be paid and the benefits required to be made available to the Executive under this Section 4.5 are absolute. Under no circumstances shall the Executive, upon the termination of his employment hereunder, be required to seek alternative employment and, in the event that the Executive does secure other employment, no compensation or other benefits received in respect of such employment shall be off-set or in any other way limit or reduce the obligations of the Company under this Section 4.5.

4.6 Equitable Relief for Breach. Executive acknowledges that the services to be rendered by Executive under the terms of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a material breach by Executive of any of the provisions contained in this Agreement will cause the Company great and irreparable injury and damage. Executive acknowledges that the Company shall be entitled, in addition to any other remedies it may have at law, to seek the remedies of injunction, specific



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performance, and other equitable relief for any breach of this Agreement by
Executive. This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages, or otherwise.

5.      Protection of Confidential Information; Non-Competition; Non-Solicit

5.1 In view of the fact that the Executive's work for the Company will bring the Executive into close contact with many confidential affairs of the Company not readily available to the public, as well as plans for future developments by the Company, the Executive agrees:

5.1.1 To keep and retain in the strictest confidence all confidential matters of the Company (unless such matters have entered the public domain other than by Executive's breach of this Agreement), including, without limitation: (i) trade secrets; (ii) customer lists; (iii) pricing policies; (iv) Award Letters under the 2005 Cash Incentive Plan or restricted stock or option agreements under the 2005 Stock Incentive Plan ("Award Agreements"); (v) operational methods: (vi) technical processes, formulae, inventions and research projects; and (vii) other business affairs of the Company, learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive's employment with the Company, except in the course of performing the Executive's duties hereunder or with the Company's express written consent; and

5.1.2 To deliver promptly to the Company on termination of the Executive's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control other than Executive's rolodex, and other personal items.

5.2 (a) During the Term, the Executive shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or of any of its subsidiaries or affiliates; the Executive shall not engage in such business on the Executive's own account; and the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided, however, that nothing contained in this Section 5.2 shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation or restrict Executive's activities on behalf of Associates or Productions provided that any such activity does not constitute a Restricted Activitiy.

        (b) "Restricted Activities" mean: (i) services on comic books or graphic novels (other than comic books or graphic novels based on toys for which the Executive has performed services as permitted by this Agreement); (ii) services on a toy that is (x) based on a media property or which the Executive actually knows is actively planned to be developed as a media property at the time that he begins performing those services or (y) based on fictional characters with superhuman abilities that would be considered part of the fantasy, science fiction or action-adventure genre (e.g. Super Heroes); and (iii) services on Media Activities, internet entertainment or video games, if those Media Activities, entertainment or games are based on



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comic book characters or characters described in (y) above. Clause (iii) shall not include Media Activities, entertainment or video games based on toys for which Executive has performed services as permitted by this Agreement. For the avoidance of doubt, Executive's services on a property that started as a video-game (provided such video-game is not based on a character of the type described in clause (y) above) is not a Restricted Activity.

5.3 If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

5.3.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

5.4 If any of the covenants contained in Sections 5.1 or 5.2 hereof, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

5.5 If any of the covenants contained in Sections 5.1 or 5.2 hereof, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

5.6 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1 and 5.2 hereof upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

5.7 In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Sections 5.1 and 5.2 hereof or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Company in such action, suit or other proceeding shall (on demand of the Company) be paid by the Executive. In the event the Company fails to obtain a judgment for money damages or an injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Executive in such action, suit or other proceeding shall (on demand of the Executive) be paid by the Company.

5.8 The Executive will not, during the Term and for a period of one year from the last payment to Executive hereunder, induce or attempt to induce any employee of the Company or its subsidiaries (other than an employee who is an immediate family member of Executive) to



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stop working for the Company or its subsidiaries or to work for any competitor of the Company or its subsidiaries.

6.      Inventions and Patents.

6.1 The Executive agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term (other than any of the foregoing which are developed by the Executive in the course of his activities for Associates as permitted by Section 1.1) (collectively, "Inventions") shall belong to the Company, provided that such Inventions directly relate to the services of Executive for the Company or any of its subsidiaries, are related to the business (commercial or experimental) of the Company or any of its subsidiaries or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

6.2 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, listed on Schedule III of the Original Employment Agreement.

7.      Intellectual Property.

        Except as provided in Section 6 above, the Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may develop or create during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments consistent with the terms hereof as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

8.      Indemnification.

        To the fullest extent permitted by applicable law, Executive shall be indemnified and held harmless for any action or failure to act in his capacity as an officer, director or employee of the Company. In furtherance of the foregoing and not by way of limitation, if Executive is a party or is threatened to be made a party to any suit because he is an officer, director or employee of the Company, he shall be indemnified against expenses, including reasonable attorneys' fees, judgments, fines and amounts paid in settlement to the fullest extent permitted by applicable law. Indemnification under this Section 8 shall be in addition to any other indemnification by the Company of its officers and directors. Expenses incurred by Executive in defending an action, suit or proceeding for which he claims the right to be indemnified pursuant to this
Section 8 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount in the event



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that it shall ultimately be determined that he is not entitled to indemnification by the Company. Such undertaking shall be accepted without reference to the financial ability of Executive to make repayment. In addition, the Company shall use its best efforts to obtain and maintain a directors' and officers' liability insurance policy at a reasonable cost providing insurance coverage with respect to claims made against officers and directors as to which they are entitled to be indemnified by the Company.

9.      Notices.

        All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

                             If to the Company, to:

Marvel Enterprises, Inc.
417 Fifth Avenue
New York, New York 10016
Attention: Executive Vice President and General Counsel

                            If to the Executive, to:

Avi Arad
Chairman and CEO, Marvel Studios
10474 Santa Monica Blvd., Suite 206
Los Angeles, CA 90025

With a copy to:

Joshua B. Grode, Esq.
Liner, Yankelevitz, Sunshine & Regenstreif, LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024

10.     General.

10.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York, without regard to the conflict of law principles of such state.

10.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

10.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third-parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

10.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument manually executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10.6 This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.     Subsidiaries and Affiliates.

As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the Company or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the Company or other business entity in question.

12. Royalties Under Master License. In consideration of the compensation provided to Executive under this Agreement, Executive hereby agrees on behalf of Associates to amend that certain Master License Agreement, dated as of April 30, 1993, between Associates and Toy Biz Acquisition, Inc. (the "Original Master License" and as amended, the "Master License") to provide that the Company shall have no further royalty obligation to the Executive under the Master License for so long as this Agreement remains in effect and that the term of the Master License will be coterminous with the Term of this Agreement. After the expiration of the Term, Company shall have the unilateral right to renew the Master License on the terms set forth in the Original Master License.

13. Arbitration. Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Executive's employment or termination thereof, shall be submitted to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. The arbitration shall be held in Los Angeles County, California. Judgment on the arbitration award may be entered in any court having jurisdiction. Notwithstanding the forgoing, Company shall have the right to obtain injunctive relief against Executive from an appropriate court as provided in Sections 4.6 and 5.3.1 of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      COMPANY:
                                      MARVEL ENTERPRISES, INC.

                  By: /s/ John Turitzin

                     ---------------------------------------------
                     Name: John Turitzin
                     Title: Executive Vice President & General Counsel



                                      EXECUTIVE:

                     /s/ Avi Arad

                     ---------------------------------------------
                     Avi Arad

                                   SCHEDULE I
                                   ----------

Additional Benefits:
--------------------

The Executive shall be entitled to participate in the Company's stock incentive plan, then in effect, at a level commensurate with Executive's salary level, title and responsibilities, as determined by the Compensation Committee of the Board of Directors of the Company.